UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 23, 2008
Date of Report (Date of earliest event reported)
PORTOLA PACKAGING, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of		Identification No.)
Incorporation)
951 Douglas Road
Batavia, IL 60510
(Address of principal executive offices, including zip code)
(630)406-8440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.
On June 23, 2008 the Company determined that the previously reported consolidated financial statements for the periods listed below should no longer be relied upon:
Our quarterly financial statements for the periods ended November 30, 2006; February 28, 2007 and May 31, 2007 filed with the Securities Exchange Commission (“SEC”);
Our annual financial statements for the fiscal year ended August 31, 2007 filed with the SEC;
Our quarterly financial statements for the periods ended November 30, 2007 and February 29, 2008 filed with the SEC; and
Our S-1 Prospectus Amendments filed with the SEC which includes information from these financial statements.
During the Company’s review of its financial statements for its China subsidiaries, Portola (Asia Pacific) Holding Limited and Shanghai Portola Packaging Company Limited, the Company discovered accounting irregularities totaling up to approximately $2.5 million net over the periods set forth above. These irregularities primarily consisted of errors in the accounts receivable, accounts payable, inventory and cost of sales accounts. The investigation is continuing and it is not known at this time if theft was involved or if there were just erroneous accounting entries. These irregularities may result in a decrease of approximately $2.5 million, in total, in the net income reported by the Company in the six quarters listed above. The Company’s President and its Chief Financial Officer as well as the Audit Committee of the Board of Directors have discussed this matter and the continuing investigation with BDO Seidman, LLP, the Company’s independent auditors. The Company will, if necessary after completion of the analysis, restate the financial statements listed above as soon as practical.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.

Dated: June 27, 2008	By: Kim Wehrenberg

/s/ Kim Wehrenberg Kim Wehrenberg
General Counsel and Secretary